Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-163800) of Westpac Banking Corporation of our report dated 3 November 2010 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 20-F.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Sydney, Australia

3 November 2010